UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

November 3, 2003

Date of report (Date of earliest event reported)

SIEBEL SYSTEMS, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	0-20725	94-3187233
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2207 Bridgepointe Parkway
San Mateo, CA   94404
(Address of Principal Executive Offices, including Zip Code)

(650) 477-5000
(Registrant's telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, those related to the ability of Siebel Systems, Inc., a Delaware corporation ("Siebel Systems"), to achieve the anticipated benefits of the merger (the "Merger") of Underground Acquisition Corp., a California corporation and wholly-owned subsidiary of Siebel Systems ("Merger Sub") with and into UpShot Corporation, a California corporation ("Upshot"), pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 14, 2003, by and among Siebel Systems, Merger Sub and UpShot (the "Merger Agreement"), as amended by the parties on November 3, 2003 (the "Amendment"). Investors are advised to read Siebel Systems' Annual Report on Form 10-K for the period ended December 31, 2002 filed with the Securities and Exchange Commission on March 18, 2003, for a discussion of certain risks and uncertainties relating to Siebel Systems.

On November 3, 2003, pursuant to the terms of the Merger Agreement, as amended, Merger Sub was merged with and into UpShot and UpShot became a wholly-owned subsidiary of Siebel Systems. In connection with the Merger, (a) each share of UpShot Series E preferred stock will be exchanged for approximately $1.81 in cash, and (b) each share of UpShot common stock will be exchanged for $0.15 in cash plus the right to receive up to approximately $1.25 in cash contingent upon the satisfaction of certain revenue, revenue-related and product delivery targets during 2003 and 2004 (the "Earnout Milestones"), as described below.

As a result of the Merger, Siebel Systems will pay initial aggregate consideration of approximately $50.0 million in exchange for all of the outstanding shares of UpShot. In addition, Siebel Systems may pay additional consideration of up to $10 million in cash to the former holders of UpShot common stock contingent upon the satisfaction of the Earnout Milestones, as described below. All amounts paid by Siebel Systems to the former shareholders of UpShot will be recorded as purchase price for the outstanding shares of UpShot. In addition, Siebel Systems could be required to pay up to an aggregate of $10 million to certain former employees of UpShot who accepted employment with Siebel Systems (the "Employees") contingent upon the satisfaction of the Earnout Milestones, as described below. All amounts paid by Siebel Systems to the Employees will be recorded as compensation expense. The cash consideration due to the former stockholders of UpShot and the Employees, including the initial consideration and potential consideration related to the Earnout Milestones, will come from Siebel Systems' working capital.

The amounts that may be paid by Siebel Systems to the former holders of UpShot common stock and to the Employees upon the satisfaction of the Earnout Milestones are as follows: (a) up to an aggregate of $500,000 on or prior to February 28, 2004 if certain revenue and revenue-related targets set forth in the Merger Agreement, as amended, are met during the fourth quarter of 2003, (b) up to an aggregate of $16.5 million on or prior to February 28, 2005 if certain revenue and revenue-related targets set forth in the Merger Agreement, as amended, are met during fiscal year 2004, and (c) up to an aggregate of $3.0 million upon the satisfaction of certain product delivery targets set forth in the Merger Agreement, as amended, if such targets are satisfied on or prior to December 31, 2004. Fifty percent of any amount that is required to be paid in connection with the satisfaction of the Earnout Milestones will be paid to the former holders of UpShot common stock and the other fifty percent will be paid to the Employees. For a more detailed description of the Earnout Milestones please see Sections 1.8 and 5.4(b) of the Merger Agreement and Sections 1.1 and 1.2 of the Amendment.

The description contained in this Item 2 of the transactions consummated pursuant to the terms and conditions of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement and the Amendment, copies of which are attached to this Current Report as Exhibit 2.1 and Exhibit 2.2, respectively. A copy of the press release announcing the consummation of the Merger is attached hereto as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Business Acquired. The acquired business financial statements will be filed within 60 days after the last date that this Report must be filed with the Securities and Exchange Commission.

(b) Pro Forma Financial Information. The pro forma financial information will be filed within 60 days after the last date that this Report must be filed with the Securities and Exchange Commission.

(c) Exhibits. The following Exhibits are filed as part of this report:

2.1	Agreement and Plan of Merger and Reorganization dated as of October 14, 2003, by and among Siebel Systems, Inc., Underground Acquisition Corp. and UpShot Corporation.
2.2	Amendment to Agreement and Plan of Merger and Reorganization dated as of November 3, 2003, by and among Siebel Systems, Inc., Underground Acquisition Corp. and UpShot Corporation.
99.1	Press Release, dated as of November 4, 2003, entitled "Siebel Systems Completes Acquisition of UpShot; Delivers First Integrated Hosted and On Premise CRM Solution."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SIEBEL SYSTEMS, INC.

(Registrant)

Dated: November 18, 2003

By:	/s/ Kenneth A. Goldman

Kenneth A. Goldman
Senior Vice President, Finance and Administration and Chief Financial Officer

INDEX TO EXHIBITS
2.1	Agreement and Plan of Merger and Reorganization dated as of October 14, 2003, by and among Siebel Systems, Inc., Underground Acquisition Corp. and UpShot Corporation.
2.2	Amendment to Agreement and Plan of Merger and Reorganization dated as of November 3, 2003, by and among Siebel Systems, Inc., Underground Acquisition Corp. and UpShot Corporation.
99.1	Press Release, dated as of November 4, 2003, entitled "Siebel Systems Completes Acquisition of UpShot; Delivers First Integrated Hosted and On Premise CRM Solution."